Sionna Therapeutics Reports First Quarter 2026 Financial Results

Enrollment completed in the PreciSION CF Phase 2a proof-of-concept trial evaluating NBD1 stabilizer SION-719 as an add-on to standard of care in participants with cystic fibrosis; topline data on track for the summer of 2026

Ongoing Phase 1 trial evaluating NBD1 stabilizer SION-451 in proprietary dual combinations with SION-2222 and with SION-109 in healthy volunteers is also on track for topline data in the summer of 2026

Maintained strong cash position with approximately $289.9 million in cash and cash equivalents, expected to fund operations into 2028

WALTHAM, Mass., May 12, 2026 (GLOBE NEWSWIRE) – Sionna Therapeutics, Inc. (Nasdaq: SION), a clinical-stage biopharmaceutical company on a mission to revolutionize the current treatment paradigm for cystic fibrosis (CF) today reported financial results for the first quarter ended March 31, 2026, and provided a business update.

“We entered 2026 with strong execution across our programs, highlighted by the recent completion of enrollment in our proof-of-concept Phase 2a trial of SION-719, an important milestone for Sionna,” said Mike Cloonan, President and Chief Executive Officer of Sionna. “With both of our clinical stage NBD1 stabilizer programs on track for topline readouts this summer, we remain focused on advancing these first-in-class product candidates that could expand therapeutic options for people with CF.”

Pipeline Updates

NBD1 Stabilizers

•Enrollment Completed in PreciSION CF Phase 2a Proof-of-Concept Trial with SION-719; Topline Data On Track: In April 2026, Sionna announced it had completed enrollment in the PreciSION CF Phase 2a proof-of-concept (POC) trial (NCT07108153) evaluating SION-719 as an add-on to standard of care (SOC) in CF patients. The trial is evaluating the safety, tolerability, and pharmacokinetics (PK) of SION-719 when administered with SOC and assessing change in CFTR function as measured by sweat chloride levels. Topline data from this trial are anticipated in the summer of this year.
•Ongoing Phase 1 Dual Combination Trial with SION-451 and Complementary Modulators; Topline Data On Track: The Phase 1 trial (NCT07035990) is evaluating SION-451 in proprietary dual combinations with SION-2222 (galicaftor), a transmembrane domain 1 (TMD1)-directed CFTR corrector, and with SION-109, an intracellular loop 4 (ICL4)-directed CFTR corrector, in healthy volunteers. Topline data from this trial are anticipated in the summer of this year.
•Encore Data to be Presented at 49th European Cystic Fibrosis Conference: Encore data previously presented at the 2025 North American Cystic Fibrosis Conference (NACFC) will be featured in an oral and ePoster presentation at the European Cystic Fibrosis Society’s (ECFS) 49th European Cystic Fibrosis Conference, being held June 3-6, 2026, in Lisbon, Portugal.

Details of the presentations are as follows:

Abstract Title: Safety, tolerability, and pharmacokinetics of novel NBD1 stabilizers SION-719 and SION-451 from two Phase 1 first-in-human studies
Abstract number: EPS07.01
Presenting Author: Jason H. Maley, MD, MS, Senior Director, Clinical Development, Sionna Therapeutics
Oral ePoster Session Title: Old and new – exploring the portfolio for CF treatment
Date and Time: Friday, June 5, 2026, 2:00-2:06 p.m. CEST/9:00-9:06 a.m. ET

Abstract Title: Clinical-stage NBD1 stabilizers can increase F508del-CFTR protein half-life to wild-type levels when used alone or in combination with other CFTR modulators
Abstract ID: WS15.3
Presenting Author: Greg Hurlbut, Ph.D., Co-Founder and Senior Vice President, Discovery Research, Sionna Therapeutics
Session Title: Workshop 15: Novel approaches, future therapies
Date and Time: Friday, June 5, 2026, 5:30-5:45 p.m. CEST/11:30-11:45 a.m. ET

Financial Results for the Quarter Ended March 31, 2026

Research and Development Expenses: Research and development expenses were $19.0 million for the first quarter of 2026, compared to $13.7 million for the first quarter of 2025. These increases were mainly driven by development expenses to support the advancement of Sionna’s clinical pipeline and personnel-related costs, including stock-based compensation expenses, to support the Company’s continued growth and operational activities.

General and Administrative Expenses: General and administrative expenses were $10.6 million for the first quarter of 2026, compared to $6.0 million for the first quarter of 2025. These increases were primarily due to personnel-related costs, including stock-based compensation expenses, to support the Company’s continued growth and operational activities.

Net Loss: Net loss was $26.8 million for the first quarter of 2026, compared to a net loss of $16.5 million for the first quarter of 2025.

Cash and Cash Equivalents: Cash, cash equivalents and marketable securities totaled $289.9 million as of March 31, 2026. Sionna expects its current cash position to fund operations into 2028.

About Sionna Therapeutics
Sionna Therapeutics is a clinical-stage biopharmaceutical company on a mission to revolutionize the current treatment paradigm for cystic fibrosis (CF) by developing novel medicines that normalize the function of the cystic fibrosis transmembrane conductance regulator (CFTR) protein. Sionna’s goal is to deliver differentiated medicines for people living with CF that can restore their CFTR function to as close to normal as possible by directly stabilizing CFTR’s nucleotide binding domain 1 (NBD1), which Sionna believes is central to potentially unlocking dramatic improvements in clinical outcomes and quality of life for people with CF. Leveraging more than a decade of the co-founders’ research on NBD1, Sionna is advancing a pipeline of small molecules engineered to correct the defects caused by the F508del genetic mutation, which occurs in NBD1. Sionna is also developing a portfolio of complementary CFTR modulators that are designed to work synergistically with its NBD1 stabilizers to improve CFTR function. For more information about Sionna, visit www.sionnatx.com.

Sionna intends to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Sionna’s Investor Relations website, in addition to following Sionna’s press releases, SEC filings, public conference calls, presentations, and webcasts.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Sionna’s beliefs and expectations regarding: its goal of transforming the treatment paradigm for CF and providing clinically meaningful benefit for CF patients; the potential of Sionna’s product candidates to expand therapeutic options for people with CF; the initiation, timing, progress and results of Sionna’s research and development programs, clinical trials and studies, including the timing of topline data from Sionna’s Phase 2a proof-of-concept trial and Phase 1 dual combination trial; the ability of clinical trials to demonstrate safety and efficacy of Sionna’s product candidates; the ability of Sionna’s preclinical studies or earlier clinical trials to predict later clinical trial results; and financial projections and expectations regarding the time period in which Sionna’s capital resources will be sufficient to fund its anticipated operations, including cash runway, use of capital, expenses and other financial results. In some cases, the forward-looking statements can be identified by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by the forward-looking statements contained in this press release. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties inherent in the development of product candidates, including uncertainties concerning the initiation, timing, progress, and results of Sionna’s ongoing, planned and future clinical trials and studies; the Company’s ability to replicate positive results from earlier preclinical studies or clinical trials in current or future clinical trials; Sionna’s ability to demonstrate that its NBD1 stabilizers, complementary CFTR modulators, and any potential future product candidates are safe and effective for their proposed indications; regulatory developments in the United States and foreign countries; and general economic, industry and market conditions. These risks and uncertainties are described in the section entitled “Risk Factors” in Sionna’s most recent Annual Report on Form 10-K as well as any subsequent filings with the Securities and Exchange Commission. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. In addition, any forward-looking statements represent Sionna’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Sionna explicitly disclaims any obligation to update any forward-looking statements except as required by law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Media Contact
Sarah Spencer
media@sionnatx.com

Investor Contact
Juliet Labadorf
ir@sionnatx.com

	Three Months Ended
	March 31,
	2026	2025
Operating expenses:
Research and development	$18,963	$13,668
General and administrative	10,636	5,991
Total operating expenses	29,599	19,659
Loss from operations	(29,599)	(19,659)
Other income:
Interest income	2,820	3,000
Other income	-	177
Total other income	2,820	3,177
Net loss	$(26,779)	$(16,482)
Net loss per share, basic and diluted	$(0.60)	$(0.62)
Weighted-average common shares outstanding, basic and diluted	44,921,984	26,596,059

Sionna Therapeutics, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
(Unaudited)

	March 31,	December 31,
	2026	2025
Cash, cash equivalents, and marketable securities	$289,931	$310,302
Working capital[1]	211,183	229,707
Total assets	305,039	325,953
Total stockholders’ equity	288,208	306,833

[1]Sionna defines working capital as current assets minus current liabilities.